Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Ping Identity Holding Corp. (formerly known as Roaring Fork Holding, Inc.), of our report dated April 1, 2019, except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is September 6, 2019, relating to the financial statements of Ping Identity Holding Corp. (formerly known as Roaring Fork Holding, Inc.), which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
September 6, 2019